AMENDMENT TO AMENDED AND RESTATED CUSTODY AGREEMENT

This Amendment is made as of January 15, 2010 to the Amended and Restated Custody Agreement between Old Mutual Funds I and The Bank of New York Mellon dated September 25, 2007 (the “Agreement”).

WHEREAS, the parties to the Agreement wish to amend the Agreement.

NOW THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

1.	Schedule II of the Agreement is hereby replaced in its entirety with the attached Schedule II.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

The Bank of New York Mellon		Old Mutual Funds I

By:	/s/ Joseph F. Keenan	By:	/s/ Robert T. Kelly
Name:	Joseph F. Keenan	Name:	Robert T. Kelly
Title:	Managing Director	Title:	Treasurer

SCHEDULE II
TO THE AMENDED AND RESTATED CUSTODY AGREEMENT
BETWEEN OLD MUTUAL FUNDS I AND THE BANK OF NEW YORK MELLON DATED SEPTEMBER 25, 2007

AS AMENDED JANUARY 15, 2010

Series

FUND	TAX IDENTIFICATION NUMBER
Old Mutual Analytic Fund	23-2963469
Old Mutual Asset Allocation Balanced Portfolio	20-1250687
Old Mutual Asset Allocation Conservative Portfolio	20-1250611
Old Mutual Asset Allocation Growth Portfolio	20-1250766
Old Mutual Asset Allocation Moderate Growth Portfolio	20-1250736
Old Mutual Copper Rock Emerging Growth Fund	20-2908053
Old Mutual International Equity Fund	20-3743037